EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-8 of our report dated March 29, 2023, relating to the financial statements of Next Bridge Hydrocarbons, Inc. as of December 31, 2022 and 2021, which report appears in the December 31, 2022 annual report on Form 10-K of Next Bridge Hydrocarbons, Inc.

/s/ B.F. Borgers  CPA PC

Certified Public Accountants

Lakewood, CO

December 11, 2023